Exhibit 99.2

Theseus Pharmaceuticals Highlights Key Anticipated 2023 Milestones and Announces BCR-ABL as Target for Third Development Program

Progressing Phase 1/2 clinical trial of THE-630 in advanced GIST; preliminary dose-escalation data anticipated in Q2 2023 with additional data expected in Q4 2023

IND submission for 4G EGFR inhibitor THE-349 expected in Q4 2023

Introducing BCR-ABL as target for third program, in development for CML and Ph+ ALL; development candidate nomination expected by early 2024

CAMBRIDGE, Mass., January 5, 2023 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced key anticipated milestones for 2023 and introduced its third development program, a pan-variant tyrosine kinase inhibitor (TKI) targeting BCR-ABL for the treatment of chronic myeloid leukemia (CML) and Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL).

“Theseus is gaining momentum in our quest to outsmart cancer resistance as we focus on execution and expansion of our pipeline in 2023, with preliminary dose-escalation data from our ongoing Phase 1/2 trial of THE-630 in patients with previously treated GIST expected in the second and fourth quarters of 2023,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “We plan to file an IND for THE-349, our fourth-generation EGFR inhibitor, in the fourth quarter of 2023, and are delighted to introduce our third development program targeting BCR-ABL, an area in which our approach could meaningfully improve patient outcomes. With the continued productivity of our drug discovery platform, we are excited by the opportunity to deliver new standards of care to underserved populations plagued by resistance to available cancer treatments.”

Pipeline update:

THE-630 is a pan-variant inhibitor of the receptor tyrosine kinase KIT, designed for patients with gastrointestinal stromal tumors (GIST) which have developed resistance to earlier lines of therapy.

●	Enrollment is ongoing for the Phase 1 portion of the Phase 1/2 dose-escalation and expansion clinical trial evaluating THE-630 in patients with advanced GIST, with all seven U.S. sites open and accruing. Theseus is treating patients in cohort 5 of dose escalation as of the end of 2022.
●	Theseus plans to present preliminary safety, pharmacokinetic, and initial clinical activity data, as well as an analysis of circulating tumor DNA (ctDNA), at a scientific conference in the second quarter of 2023, with follow-up data on additional cohorts expected in the fourth quarter of 2023.
o	Patients enrolled in the trial have had a median of four prior therapies.
o	ctDNA samples are being collected before, during, and after treatment and are being analyzed by next-generation sequencing (NGS) to characterize mutational heterogeneity and the effects of THE-630 on mutant allele fraction over time.
●	Theseus aims to develop THE-630 as a best-in-class molecule for patients with KIT-driven GIST. Preclinical data demonstrate the potential of THE-630 as a pan-variant inhibitor of all major classes of activating and resistance mutations in KIT, which could overcome a critical limitation of approved therapies.
●	Based on clinical data from the ongoing Phase 1/2 study, Theseus plans to pursue parallel registration trials in second- and fifth-line patients with advanced GIST.

THE-349 is a fourth-generation (4G) epidermal growth factor receptor (EGFR) TKI candidate with activity against single-, double-, and triple-mutant EGFR variants, including T790M and C797X, found in the tumors of patients with EGFR-mutant non-small cell lung cancer (NSCLC) who have developed resistance to first- or later-line osimertinib.

●	Preclinical data demonstrate THE-349 can potently inhibit all major classes of EGFR activating and resistance mutations observed in a post-first- or later-line osimertinib setting, with kinome and wild-type selectivity, and central nervous system (CNS) activity.
●	Theseus expects to submit an investigational new drug (IND) application for THE-349 to the U.S. Food and Drug Administration in the fourth quarter of 2023 and to initiate the Phase 1/2 trial as soon as possible thereafter.
●	Theseus plans to pursue an initial registration as monotherapy in patients with on-target resistance, as well as rapidly expand into evaluation of combination treatment with other relevant modalities and, if clinical data support, target a broader second line patient population.

BCR-ABL Program: Theseus is aiming to develop a potent, selective, pan-variant, next-generation BCR-ABL TKI candidate that optimally balances safety and efficacy, for patients with relapsed/refractory CML and patients with newly diagnosed Ph+ ALL.

●	CML is a disease which remains BCR-ABL driven through multiple lines of therapy, and patients commonly will relapse with a BCR-ABL resistance mutation.
o	Multiple therapies for CML have been approved; however, approximately 30-40% of patients started on any TKI will switch to an alternative TKI due to side effects or inadequate response.
o	For patients refractory to first-generation (1G) and second-generation (2G) TKIs, the treatment options include ponatinib or asciminib, but neither has an optimal balance of safety and efficacy.
●	Newly diagnosed Ph+ ALL adults have historically received chemotherapy followed by allogenic hematopoietic stem-cell transplant (HSCT), and more recently the addition of BCR-ABL TKIs have improved outcomes in 1L treatment, despite their lack of FDA approval (five are NCCN recommended).
o	However, in newly diagnosed patients treated in combination therapy with 1G or 2G TKIs, relapse is associated with BCR-ABL resistance mutations in up to 75% of patients, with the T315I mutation observed most frequently.
o	Ponatinib, a pan-variant inhibitor, has been shown to improve clinical outcomes compared to 1G and 2G TKIs; however, toxicity limits optimal dosing.
●	Preclinically, Theseus lead molecules have shown a high degree of potency against BCR-ABL and clinically relevant resistance mutations, and significant kinome selectivity, including against key off-target kinases.
●	Theseus expects to nominate a development candidate for this program by early 2024, with the goal of pursuing clinical development in patients with CML who have been previously treated with a 2G TKI or have the T315I mutation, and in combination therapy treatment for newly diagnosed patients with Ph+ ALL.

“Today, we are happy to introduce BCR-ABL as the target for our next development program,” said Bill Shakespeare, Ph.D., Co-Founder and President of R&D at Theseus. “BCR-ABL is one of targeted oncology’s greatest success stories, yet there still remains a significant unmet medical need for patients with CML and Ph+ ALL and a pan-variant TKI that combines potency, selectivity, and efficacy.”

About Theseus Pharmaceuticals, Inc.

Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all classes of cancer-causing and resistance mutations that lead to clinically relevant variants in a particular protein in a given type of cancer. Theseus' lead product candidate, THE-630, is a pan-variant KIT inhibitor for the treatment of patients with advanced gastrointestinal stromal tumors (GIST), whose cancer has developed resistance to earlier lines of kinase inhibitor therapy. Theseus is also developing THE-349, a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797X-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC), and a pan-variant BCR-ABL inhibitor for the treatment of relapsed/refractory chronic myeloid leukemia (CML) and newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL). For more information, visit www.theseusrx.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "anticipate," "expect," "plan," "predict," "potential," "seem," "outlook," “continue,” “intend,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding: Theseus' strategy, future operations, prospects and plans; the structure and timing of its preclinical studies and clinical trials, expected milestones, market opportunity and sizing and objectives of management; the significance of results of preclinical studies of THE-349, including the ability of the development candidate to potentially inhibit EGFR variants and the outlook of the EGFR inhibitor program; expectations regarding the submission of an IND for THE-349; the timing for the presentation of preliminary data for THE-630, Theseus’ plans regarding the Phase 1/2 dose escalation and expansion clinical trial for THE-630 and its other programs and development candidates; and Theseus' plans with respect to its third development program target, BCR-ABL, including the intention to nominate a development candidate for such program by 2024.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important risks, uncertainties and other factors, including, but not limited to: uncertainties inherent in preclinical studies and clinical trials; risks and uncertainties regarding whether results from preclinical studies and clinical trials will be predictive of the results of future trials; risks related to the expected timing of submissions to regulatory authorities; risks and uncertainties related to the potential IND application for THE-349; and other risks, uncertainties and other factors such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q which are on file with the SEC and available on the SEC's website at https://www.sec.gov/. However, new risk factors and uncertainties may emerge from time to time which may cause actual results to differ materially from those anticipated or implied by the forward looking statements in this press release, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact

Amy Jobe, Ph.D.

LifeSci Communications

315-879-8192

ajobe@lifescicomms.com

Investor Contacts

Christen Baglaneas

Theseus Pharmaceuticals

857-706-4993

christen.baglaneas@theseusrx.com

Josh Rappaport

Stern Investor Relations

212-362-1200

josh.rappaport@sternir.com